Exhibit 4.1

March 12, 2009
Special Attention Bulletin No. 1319

Amendments to the Bank's Capital Plan

Dear Chief Executive Officer:

The Bank is making several amendments to its Capital Plan, which will become effective on March 19, 2009.

The Capital Plan amendments clarify our stock retention requirements in situations where a member's membership in the Bank has been terminated as a result of:

  the appointment of a receiver or conservator for the member, member merger into a nonmember, or
  member self-liquidation.

The Capital Plan amendments also:

  revise the definition of a "Former Member" to include institutions that have been newly chartered under the control of a conservator or a deposit insurance agency, clarify that exercise of the Bank's secured creditor rights with respect to Bank capital stock pledged as additional security for outstanding advances will not be considered a capital stock "repurchase" under the Capital Plan, and make other technical changes, such as changing references to the Federal Housing Finance Board to reflect the name of the Bank's new regulator, the Federal Housing Finance Agency.

The attached Overview of Capital Plan Amendments summarizes the revisions. We also invite you to review the revised Capital Plan and Summary of the Capital Plan on our website. Blacklined versions of these documents are available on the Bank's member website in the Capital Plan section.

Please note that these Capital Plan amendments are independent of any decision the Bank's Board of Directors may make with respect to the repurchase of excess capital stock. If you have any questions, please contact your Relationship Manager.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Overview of Capital Plan Amendments Effective March 19, 2009

(All capitalized terms are defined in the Capital Plan, as amended and restated effective March 19, 2009.)

1. Membership Termination as a Result of Appointment of Receiver (Capital Plan, page 5)
The definition of "Minimum Stock Retention Requirement" has been changed. A Former Member whose membership has been involuntarily terminated as the result of the appointment of a conservator or receiver will only be required to retain capital stock equal to its Activity-Based Stock Retention Requirement.

2. Membership Termination as a Result of Merger with a Nonmember (Capital Plan, page 20)
Capital stock not required to meet a Former Member's Minimum Stock Retention Requirement is treated as Excess Stock, subject to Repurchase by the Bank in accordance with the Bank's policies for repurchase of surplus and excess stock. The change to this section clarifies that the Minimum Stock Retention Requirement can be recalculated as of the time that the Former Member's charter is cancelled, allowing the Bank to set the Membership Stock Retention Requirement to zero if the Former Member no longer has any membership assets.

3. Voluntary Termination as a Result of a Self-Liquidation (Capital Plan, page 21)
To clarify the capital stock retention requirement of a member whose charter is cancelled pursuant to a self-liquidation, ending its corporate existence, new language states that capital stock that is not required to meet a self-liquidating member's Minimum Stock Retention Requirement will be treated as Excess Stock and subject to Repurchase by the Bank in accordance with the Bank's policies for repurchase of surplus and excess stock. Calculation of the Minimum Stock Retention Requirement is done as of the time that the Former Member's charter is cancelled, allowing the Bank to set the Membership Stock Retention Requirement to zero if the Former Member no longer has any membership assets. This section has also been amended to clarify that the termination of Bank membership under such circumstances occurs automatically.

4. Former Member as Newly Chartered Entity in Conservatorship (Capital Plan, page 4)
The definition of "Former Member" is amended to include institutions that have acquired some or all of the assets of a member and are newly chartered under the control of a conservator or deposit insurance agency.

5. Clarification Re: Liquidation vs. Repurchase of Bank Stock (Capital Plan, page 7)
The definition of "Repurchase" is clarified to explicitly exclude situations where the Bank exercises its secured creditor rights against a member's capital stock in the Bank. This change is made to ensure that the Bank's ability to liquidate capital stock pledged as additional security for outstanding advances will not be constrained in any way under the Capital Plan.